U.S. Securities and Exchange Commission
                   Washington, D.C. 20549
                        FORM 10-KSB
(Mark One)
[X]    Annual report under Section 13 or 15(d) of the Securities
       Exchange Act of 1934
For the fiscal year ended December 31, 1997

[ ]     Transition report under Section 13 or 15(d) of the
Securities Exchange Act of 1934
[No Fee Required]
For the transition period from ________ to __________

Commission file number      0-9137

                  U.S. GOLD CORPORATION
     (Name of small business issuer in its charter)

      Colorado                          84-0796160
(State or other jurisdiction (I.R.S. Employer Identification No.) of incorporation or organization)

  55 Madison, Suite 700, Denver, Colorado 80206
    (Address of principal executive office) (Zip Code)

Issuers telephone number (303) 322-8002

Securities registered pursuant to Section 12(b) of the Exchange
Act:
Title of each class      Name of each exchange on which registered
     None                           N/A

Securities registered pursuant to Section 12(g) of the Exchange
Act:

     Common Stock, $0.10 par value
          (Title of class)

Check whether the issuer (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Exchange Act during the past 12 months (or for, such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    Yes  X   No

Check if there is no disclosure of delinquent filers pursuant to
Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrants knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB [ ].

State issuers revenues for its most recent fiscal year.  $77,973 in revenues for year ended December 31, 1997.
The aggregate market value (at the last trade price of $0.63 per share) of the Common Stock of U.S. Gold Corporation held by nonaffiliates as of February 24, 1998 was approximately $5,337,723.

As of February 27, 1998, there were 13,927,469 shares of Common
Stock, par value $0.10, outstanding.

Documents incorporated by reference: The Companys Proxy Statement for its 1998 Annual Meeting of Shareholders is hereby incorporated by reference with respect to Part III of this Form 10K-SB.

Transitional Small Business Disclosure Format (check one):
yes     no   x

PART I.

ITEM 1.    DESCRIPTION OF BUSINESS.

Business Development

U.S. Gold Corporation (the Company) was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, the Company, pursuant to a vote of its shareholders, changed its name from Silver State Mining Corporation to U.S. Gold Corporation. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

The Companys principal property is Tonkin Springs (Tonkin Springs) located in Eureka County Nevada, which interest is held by Tonkin Springs Venture Limited Partnership (TSVLP), a Nevada limited partnership owned 100% by wholly-owned subsidiaries of the Company.

On December 31, 1993, TSVLP sold a 60 percent undivided interest in Tonkin Springs to Gold Capital Corporation (Gold Capital), a
Colorado corporation. TSVLP retained a 40 percent undivided interest in Tonkin Springs.

During 1990, the Company completed construction of its milling facility at Tonkin Springs and operated the integrated mill facility in a start-up mode commencing March, 1990. However, because of severe liquidity problems the Company put the operation on stand-by status beginning in June, 1990, while the Company concluded a transaction on February 13, 1991 with wholly-owned subsidiaries of Homestake Mining Company of California (hereinafter Denay). In that transaction, the Company sold 51% undivided interest in the Tonkin Springs project to Denay and the parties contributed their respective interests in the Tonkin Springs project into the TSVLP. Denay conducted and funded exploration and other activities at Tonkin Springs until its withdrawal from TSVLP effective October 9, 1992. Upon Denays withdrawal, the Company, through its wholly-owned subsidiaries, became the 100% owner of TSVLP and assumed responsibility for Tonkin Springs until the transaction with Gold Capital effective December 31, 1993.

Except for the historical information contained herein, the statements in this report which relate to the Companys plans, objectives or future performance may be deemed to be forward-looking statements. Such statements are based on current expectations of management. Actual strategies and results may differ materially from those currently expected because of factors including gold price, mineralized material grades, metallurgical recovery, operating costs, market valuation, and project operators decisions and performance under the Project Joint Venture, as well as other risks and uncertainties.

Business

General

The Company is primarily engaged in the precious metal mining business in the continental United States, however, it may also
evaluate and develop properties outside the United States.   The
Company, through its wholly-owned subsidiaries, owns an interest in the Tonkin Springs gold mine located in Eureka County, Nevada.

As a gold mining company, the Companys activities include, at various times and to various degrees, exploration, land acquisition, geological evaluation and feasibility studies of properties and, where warranted, development and construction of mining and processing facilities, mining and processing and the sale of gold and other metal by-products. The Company also may enter into joint ventures or partnerships to accomplish these activities. All refined bullion is either sold to outside companies, delivered in satisfaction of forward sale delivery contracts, or held in inventory for later disposition. The Company also may enter into joint undertakings with other companies to accomplish the same purposes.

Sale of 60% Interest in Tonkin Springs Properties to Gold Capital

On December 31, 1993 (the Closing), TSVLP sold a 60 percent undivided interest in the Tonkin Springs properties and obligations
(the Properties) to Gold Capital.   TSVLP retained a 40 percent
undivided interest in the Properties. Immediately after the conveyance to Gold Capital, TSVLP and Gold Capital made their respective interest in Tonkin Springs subject to the Tonkin Springs Project Joint Venture (Project Joint Venture) with Gold Capital designated manager. Gold Capital is responsible for funding of all costs related to Tonkin Springs until defined commercial production, if any, is achieved.

Gold Capital purchased its 60 percent undivided interest in the Properties from TSVLP for a purchase price and other consideration of approximately $7,830,000 representing the estimated fair market value of the assets purchased. The purchase price included $200,000 in cash at Closing; delivery of a 7.5 percent mortgage note in the amount of $3.8 million (the Promissory Note); 300,000 shares of Gold Capitals Series A Convertible Preferred Stock (Gold Capital Preferred Stock) having an assigned value of $3 million, and the assumption of 60 percent of a reclamation obligation recorded at $960,000. Effective August 29, 1997, the remaining balance of the Promissory Note was paid.

Effective December 31, 1996, TSVLP converted its Gold Capital Preferred Stock into 1,750,000 shares of Gold Capital common stock, as provided under the Commitment and Agreement to Convert dated June 22, 1995. The Gold Capital Preferred Stock required Gold Capital to pay a 9% annualized rate dividend through November 30, 1995 (based on the $10 per share stated value which totals $3 million aggregate valuation) payable at the option of Gold Capital in cash or its common stock. Gold Capital elected to pay all dividends with shares with 275,518 unregistered shares of Gold Capital being issued to TSVLP through November 30, 1995. In addition, the Company received 262,029 shares of Gold Capitals common shares in satisfaction of a liability owed to the Company.

William W. Reid, president of the Company, was appointed a member of the board of directors of Gold Capital subsequent to the Closing pursuant to the Gold Capital Preferred Stock covenants and served in that capacity until August 29, 1997.

Effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex Mining Enterprises, Inc. (Globex), a Canadian corporation with shares traded on the Toronto and Montreal stock exchanges (symbol: GMX) pursuant to the merger of Gold Capital with
a subsidiary of Globex (the Gold Capital Merger).   With this
merger, Globex through its wholly-owned subsidiary Gold Capital, assumed responsibilities and obligations for Project Joint Venture under the various Gold Capital agreements with the Company and TSVLP. With the Gold Capital Merger the Company and TSVLP received an aggregate of 631,905 shares of Globex common stock in exchange for its 2,287,547 shares of Gold Capital which as of December 31, 1997 represents approximately 5.6 percent of the equivalent outstanding common shares of Globex. Also related to the Gold Capital Merger, the Company agreed for a period of 2 years to vote its Globex shares as directed by Globex and to give Globex a first right of refusual on sales of Globex stock to third parties.

Globex raised approximately $12 million in equity related to the Gold Capital Merger, a portion of which has been or will be invested in the Project Joint Venture and has also arranged conditional project financing for Project Joint Venture with a bank through a commitment letter for a $13 million loan along with a $10 million secured hedging line. These proposed project financings are subject to pre-conditions as well as final contractual documentation and closing and therefore, there can be no assurance that they will be sucessfully completed by Globex.

The Company agreed to amend the Project Joint Venture Agreement effective upon the Gold Capital Merger. Under the terms of the amendment Gold Capital i) paid off the balance of the Promissory Note to TSVLP in the amount of $1,206,449 including $66,804 of accrued interest, ii) agreed to finance any capital requirements of TSVLP after Commencement of Commercial Production, and iii) agreed to pay TSVLP $60,000 per month in minimum cash distributions during a 36 month period commencing September 1, 1998. TSVLP will not be obligated to refund such payments if its share of cash flow is insufficient to recoup same, except upon liquidation of the Project Joint Venture, in which event any balance could be recouped from liquidation distributions due TSVLP, if any. The amendment also i) gives Gold Capital the right to borrow up to 100% of TSVLPs cash flow from the Project Joint Venture (after the $60,000 per month minimum payments noted above) if required to support Gold Capital debt service for future third party project financing, if any, with any net borrowings from TSVLPs share of cash flow due and payable within 30 days of payoff of any third party project financing, ii) increases the maximum Recoupment Amount from $6 million to $11.25 million and further provides for limited increases to the Recoupment Amount for additional exploration costs in excess of $750,000 but not more than $1,500,000 prior to Commencement of Commercial Production (for a maximum Recoupment Amount of $12 million), and iii) provides expanded definitions of Commencement of Commercial Production. As of December 31, 1997, the Company recorded a $2,160,000 receivable due from the Project Joint Venture of which $240,000 was classified as current. There is also a $2,160,000 deferred credit, so in effect the entire receivable is offset by a deferred credit.

The expanded definition of Commencement of Commercial Production under the Amended Project Joint Venture Agreement provides for three alternative operating possibilities including milling operations, a combination of high grade/low grade sulfide mineralized material bioheap-recovery heap, and an oxide mineralized material heap leach operation. Criteria for Commencement of Commercial Production include, but are not limited to, the capacity of production facilities, minimum operations during consecutive day periods, and minimum gold recovery. If any gold is produced prior to Commencement of Commercial Production, Gold Capital may elect either to i) hold such gold for sale after Commencement of Commercial Production or ii) sell the gold prior to Commencement of Commercial Production in which case the gross proceeds shall be distributed to the Participants with TSVLP receiving 16 percent thereof.

Gold Capital is required to fund 100% of the holding, development and administrative costs relating to the Properties until Commencement of Commercial Production. For such expenditures up to the maximum Recoupment Amount (maximum possible amount of $12 million), Gold Capital shall be reimbursed from a preferential portion (84%) of cash flows from the operations of the Properties, if any. Expenditures in excess of the Recoupment Amount maximum will be considered contributions to the Project Joint Venture by Gold Capital. Through December 31, 1997, Gold Capital has reported that it has incurred approximately $9 million in Recoupment Amount expenditures.


The Company recognized the gain from the sale of the 60% interest in the Tonkin Springs Properties to Gold Capital using the installment method of accounting. For 1995, 14.8% ($702,828) of the gain was recognized and for 1996, 24.5% ($1,165,418) of the gain was recognized representing the balance of the gain related to the Promissory Note. At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated effective August 29, 1997 as non-realizable as provided under the installment method of accounting as the value in Globex common stock was less than the Companys carrying amount in Gold Capital common stock.

Loan Settlement Agreement with FABC

Effective February 21, 1992, the Company entered into a Loan Settlement Agreement with its former senior secured lender, French American Banking Corporation (FABC). As partial consideration to FABC under that agreement the Company entered into an agreement between Tonkin Springs Gold Mining Company (TSGMC), a wholly owned subsidiary of the Company, and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.

Competitive Business Conditions

The exploration for, and the acquisition and development of gold properties are subject to intense competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. The Companys present limited cash flow means that its ability to compete for properties to be explored and developed is more limited than in the past. The Company believes that competition for acquiring mineral prospects will continue to be intense in the future. The Company may have to undertake greater risks than more established companies in order to compete. The market price for gold depends on numerous factors beyond the Companys control, including production or sales by other gold producing nations.

Major Customers

Sales of refined gold and silver bullion derived from operating properties in the past have been made to unaffiliated companies.
The Company believes that the loss of these customers would not affect its business.

Patents, Trademarks, Licenses, Franchises, Concessions

The Company co-owns with Denay three United States patents (expiring in 2008) and two Republic of South Africa patents covering various aspects of its bio-oxidation technology. If feasible, the Company intends to exploit its bio-oxidation expertise, technology and patents derived from activities at Tonkin Springs to help create business opportunities in the gold mining business. The Company owns by itself two Chilean patents related to its bio-oxidation technology. No research and development expenditures have been incurred by the Company during the last two years.

The Company does not own any trademarks, licenses, franchises or concessions, except mining interests granted by governmental authorities and private landowners. No portion of its business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

Government Regulations

In connection with mining, milling and exploration activities, the Company is subject to extensive Federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to air and water quality, mining reclamation, waste disposal, and the protection of endangered or threatened species.

Numerous and in some regards conflicting bills have been introduced during the last several sessions in the U.S. Congress, some of which are currently pending, which would supplant or radically alter the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to a obtain patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. The Company financial performance could therefore be affected adversely by passage of such legislation. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the Mining Law of 1872 will, in fact, be enacted or, if enacted, the form the changes may take.

Costs and Effects of Compliance with Environmental Laws

In connection with its mining, milling and exploration activities, the Company is required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company or joint venture participants have obtained, or are in the process of obtaining, environmental permits, licenses or approvals required for its operations. Management of the Company is not aware of any material violations of environmental permits, licenses or approvals issued with respect to the Companys operations.

The Company through TSVLP, owns a 40% interest in the Tonkin Springs Properties, and is jointly responsible for the reclamation
obligations related to disturbances at the Properties.   A
reclamation plan and projected cost estimate for the Properties was prepared by TSVLP in 1993 and estimated the reclamation costs associated with current disturbances at the Properties at approximately $1.4 million. The plan was filed with appropriate governmental agencies (the Nevada Department of Environmental Protection and the Federal Bureau of Land Management). During November, 1997, Gold Capital posted a reclamation bond in the preliminary amount of $1.3 million with the appropriate governmental agencies for the Tonkin Springs Properties.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties. The Company is not currently subject to any material pending administrative or judicial enforcement proceedings arising under environmental laws or regulations. Environmental laws and regulations may be adopted and enacted in the future which may have an impact on the Companys operations.
The Secretary of the Interior has announced his intent to undertake rule making procedures to impose more comprehensive surface management regulations on mineral operations of Federal lands. The Company cannot now accurately predict or estimate the impact of any such future laws or regulations on its operations.

Employees

At December 31, 1997, the Company had 5 employees, each of which were employed on a full-time basis.


ITEM 2.     DESCRIPTION OF PROPERTIES.

Tonkin Springs Properties

General

The Company through TSVLP holds a 40% undivided ownership interest in the Tonkin Springs Properties, Eureka County, Nevada (Properties or Project), subject to the Project Joint Venture. Gold Capital owns the remaining 60% undivided interest in the Properties, and is Project Joint Venture manager. The Properties are located on the Battle Mountain-Cortez Trend, approximately 45 miles northwest of Eureka, Nevada.

General

Tonkin Springs is an open-pit gold mining and processing project consisting of unpatented mining claims, an integrated milling facility, and support facilities on approximately 14,980 acres of Federal land located along the Battle Mountain - Cortez Trend approximately 45 miles northwest of the town of Eureka in Eureka County, Nevada. In April, 1996, Gold Capital obtained an audit and updated feasibility study from an independent consulting firm which represented an estimate for an initial 5 year plan of the economic viability of producing gold from a milling and heap leach operation at Tonkin Springs, with development to include biooxidation followed by milling, bio-oxidation followed by conventional heap leach recovery for lower grade mineralized material, and an oxide heap leach.

As previously noted, effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex pursuant to the Gold Capital Merger. Globex raised approximatley $12 million in equity related to the Gold Capital Merger, a portion of which has been or will be invested in the Tonkin Springs Project and has also arranged conditional project financing for Tonkin Springs with a bank through a commitment letter for a $13 million loan along with a $10 million secured hedging line. These proposed project financings are subject to pre-conditions as well as final contractual documentation and closing and therefore, there can be no assurance that they will be sucessfully completed by Globex.

In order to commence production at the Tonkin Springs Project, Gold Capital must re-establish or amend the permits that are required to operate the Project, complete the construction of an on-off impermeable leach pad started in 1996 to accommodate crushed mineralized material, reconfigure the existing crushing arrangement or provide for alternative crushing equipment and commence mining operations. Sufficient overburden removal and development work has been accomplished to date to allow the mining of mineralized material to commence quickly.

Part of the mineralized material at the Project is contained in sulfides and will require pre-treatment prior to the conventional mill or heap recovery processing. For this reason, Gold Capital has commenced construction of a leach pad to be utilized to pre-oxidize the mineralized material through bio-oxidation prior to conventional carbon-in-leach processing. Mining is proposed to commence initially at the TSP-1 pit of the Project. An important part of the mineralized material at the Project is in the oxide form (the Tonkin North deposit) and is amenable to conventional heap leach extraction methods.

An additional component of the mineralized material at the Project is contained in lower grade sulfides which can be mined in conjunction with both the milling and Tonkin North operations. Gold Capital has indicated that it proposes to pre-oxidize this material in a similar fashion to that used prior to conventional milling. After oxidation however, Gold Capital intends to convey the lower grade mineralized material to the new oxide leach pad constructed in conjunction with the Tonkin North operations where Gold Capital intends to utilize conventional heap leach extraction methods.

Recent Activities at Tonkin Springs

During 1997, activities at the Project primarily consisted of construction work on the on-off leach pad and continued work on permitting.

The leach pad construction continued with completion of the necessary dirt work and installation of the impermeable liner on approximately 50 percent of the pad area. In November 1997, construction work on the pad was temporarily suspended because of the inability to install the liner in cold whether. Additional work is required to complete construction of the pad including installation of the remaining impermeable liner, installation of sumps and piping, etc.

Permitting activities are oriented toward allowing the project to begin operations and gold production. Gold Capital has stated the intent to put the Tonkin Springs project into production following securing of the necessary financing. Gold Capitals and Globexs ability to continue to fund the Venture and ultimately to put the Project into production is dependent upon their ability to raise additional funding through project financing, equity sales, or otherwise. There can be no assurance that Gold Capital and/or Globex will be successful in their efforts to raise such additional funding.

Proposed Operations

Mining at the Tonkin Springs Project is anticipated to be accomplished by conventional open pit methods utilizing a contractor. Gold Capital has indicated that after mining, the mineralized material will be crushed and then placed on an impervious pad where it will be treated with acid, other chemicals and certain bacteria acting as catalysts to oxidize the sulfides present. This oxidation process is estimated to take approximately 30 to 60 days per batch of mined mineralized material. When this process is complete, the crushed and oxidized mineralized material will be washed on the heap with water and a neutralizing agent to remove acid accumulated during the oxidation process. Mineralized material will then be transported to the existing mill storage facility for further processing in the existing milling facility utilizing a conventional carbon-in-leach process or alternatively, placed on a conventional cyanide heap leach pad for gold extraction.

In the milling process alternative, the mineralized material is ground and then treated with cyanide in solution with activated carbon. This activated carbon adsorbs any gold present. The gold bearing carbon is separated from the slurry, processed for gold recovery and reactivated for use. The barren slurry is then discharged to the tailing facility. Gold is removed from the carbon using a hot, caustic cyanide solution and extracted from the solution by electrowining and further processed and melted with fluxes to produce dore bullion. The dore would then be shipped by armored carrier to a refinery for final processing.

In the heap leach process alternative, the mineralized material is agglomerated with lime and stacked on a permanent heap leach pad where solutions of weak cyanide are applied to dissolve the gold and those solutions are pumped through tanks containing activated carbon which adsorbs any gold present. The gold bearing carbon is processed similar to the milling process above and the barren solutions are recirculated back to the heap leach. Construction of a new heap leach pad would be required for the heap leach process alternative and would likely be constructed adjacent to the on-off leach pad started in 1996.

The Tonkin North oxide pit development plan is envisioned as a separate heap leach operation to be initiated subsequent to commencement of milling operations as discussed above. Additional capital expense is estimated for placing the Tonkin North mineralized material into production including additional necessary permits, design and construction of the heap leach pad, design and construction of the solution pond and related support facilities.

The low grade sulfide mineralized material will be pretreated and bio-oxidized in the same manner as the high grade sulfide, but instead of final processing through the conventional mill, this material will then be processed in a conventional heap leach operation.

Access to the Project is provided by a county maintained road. Electrical power is provided through a substation located near the mill and operated by Sierra Pacific Power Company. Water is available through production wells which have been established on the site. The Project also contains an assay laboratory and metallurgical pilot plant testing lab. In addition to the heavy equipment shop for repair and maintenance of mining equipment, a repair shop and warehouse building is situated adjacent to the mill building. The site also contains facilities to store and distribute propane, diesel fuel and gasoline. An administrative building is available to office management and administrative personnel. Potable water will be brought in from outside the Project.

Geology

Host rocks for gold mineralization at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized. Gold-bearing solutions originated at depth and migrated up along fracture systems until reaching fractured rock or chemically favorable rock suitable for deposition of mineralized material. Later volcanism, faulting, erosion and sedimentation affected the mineralized material.

Claims

The Tonkin Springs Project consists of a total of 1,059 claims. Of that amount, an aggregate of 207 of the unpatented mining claims covered by the Project are leased from unaffiliated third parties pursuant to two mining leases. One lease at Tonkin North, which covers 197 claims, has an initial term which expires December 31, 2006 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. The Buffington Lease, which covers 10 claims, had an initial term which expired August 9, 1996, and has been extended on a year to year basis by continued payment of advance royalties. Each lease contains certain conditions and other requirements for annual payments, as well as expenditures or work to be performed in order to retain the leased claims.

The Tonkin North lease requires an annual advance royalty in the amount of $150,000, or the value of 450 ounces of gold, whichever is greater, which royalty is payable in January of each year. The lease also requires production royalties of 5% of the gross sales price of gold or silver but provides for recapture of annual advance royalties previously paid. The Project Joint Venture is required to perform an annual work commitment and the lease includes a defined area of interest extending from the boundaries of certain claims. Certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty (defined as gross revenues from sales of minerals, less refining costs, transportation costs, severance, production and sales taxes, and sales commissions) payable to Precambrian Exploration, Inc. after $15,000,000 in gross revenues are realized from the claims.

The Buffington lease requires nominal payment of an initial advance royalty and 5% of all net returns following commencement of production.

An aggregate of 848 of the unpatented mining claims covered by the Project, as well as 4 millsites, are owned jointly by the TSVLP and Gold Capital. A total of 317 of these claims are subject to a royalty of 2% of net smelter returns, which becomes payable to Precambrian Exploration, Inc. after $50 million in gross revenues is realized from the claims. Precambrian Exploration, Inc. is an unaffiliated third party and predecessor in interest to the claims.

Precambrian may elect to receive such royalty in kind, upon proper notice to the Project Joint Venture. The remaining 531 claims and the millsites are not subject to any royalties. The Project Joint Venture is required to perform all assessment work required under state and Federal law to hold the claims.


In March, 1994, the Project Joint Venture acquired 215 claims covering approximately 4,400 acres in the vicinity of the Tonkin Springs Project from an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producers Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce. During 1995, TSVLP assigned its interest in approximately 247 mineral claims to the Project Joint Venture. The Company and TSVLP believe that the carrying value of the foregoing mineral claims is inconsequential.

History of Property

In late 1989, the Company substantially completed construction of a 1,500 ton-per-day milling facility at Tonkin Springs designed to utilize stirred-tank bioleaching technology in the pre-oxidation step for sulfide mineralized material to allow subsequent extraction of the gold through the conventional carbon-in-leach mill process. The construction cost of the mill was approximately $31 million. The Company operated the integrated mill facility in a start-up mode commencing in March, 1990. However, the mill facility did not reach commercial operation by June, 1990, and because of severe liquidity problems the Company put the operation on stand-by status beginning in June, 1990, while the Company concluded a transaction with Denay on February 13, 1991 discussed
further below.   During 1990, in anticipation of results of the
1991 Closing, the Company reduced its carrying value in the Properties and charged operations for $29.6 million. In the February 13, 1991 Denay transaction, TSGMC sold a 51 percent undivided interest in the Properties to Denay and the parties contributed their respective interests in the Properties into the TSVLP. Ownership in the TSVLP was initially: TSGMC- 49 percent, Denay- 51 percent, with Denay and TSGMC general partners and Homestake Nevada a limited Partner. Denay was initially designated manager of the Properties.

Denay purchased its 51 percent undivided interest in the Properties in exchange for forgiveness by Denay of an aggregate of $4.5 million in short term debt of the Company purchased by Denay from certain creditors for an aggregate cash price of $3.5 million. Denay also committed to make certain expenditures through TSVLP for the benefit of the Properties. In particular, Denay was required to expend a minimum aggregate $2 million on exploration of the Properties and to fund other property costs. Effective October 9, 1992, Denay withdrew from TSVLP. Such withdrawal was provided for and governed by the Limited Partnership Agreement between the parties dated February 11, 1991, and as provided thereunder the partnership interest of the withdrawing parties reverted to TSGMC and U.S. Environmental Corporation (USEC), both wholly-owned
subsidiaries of the Company.   The Companys interest in TSVLP is
held 99.5% by TSGMC and 0.5% by USEC. During the period of Denay involvement, Denay expended approximately $2.49 million on exploration and approximately $1.84 million on other property costs.

Upon the withdrawal by Denay from the TSVLP, the Company effectively acquired Denays 51% ownership of the partnership and assumed responsibility for the reclamation of the properties, establishing a $1.6 million estimated reclamation cost for the Properties as an obligation and, reflected this amount as an acquisition cost of Denays 51% partnership interest thereby increasing its investment in the TSVLP. As noted above, effective December 31, 1993, the Company sold a 60 percent undivided interest in the Properties to Gold Capital.

ITEM 3.     LEGAL PROCEEDINGS.

NONE

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

NONE

PART II

ITEM 5.      MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS.

The Companys common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol USGL. The tables below set forth the high and low sales prices for the Companys common stock as quoted by Nasdaq for the fiscal years ended December 31, 1997 and 1996. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.

Fiscal Year Ended
December 31, 1997          High           Low
  First Quarter           $1.531         $1.063
  Second Quarter          $1.219         $0.844
  Third Quarter           $1.063         $0.781
  Fourth Quarter          $1.031         $0.563

Fiscal Year Ended
December 31, 1996          High           Low
  First Quarter           $1.531         $0.766
  Second Quarter          $1.250         $0.906
  Third Quarter           $1.188         $0.906
  Fourth Quarter          $1.500         $1.000

Nasdaq has announced that effective February 23, 1998, it will institute new requirements for continued listing of stocks on Nasdaq which requirements include, among other requirements, a $1.00 minimum bid price. The Company does not currently meet the new requirements with regard to minimum bid price. After notice of non-compliance from Nasdaq, the Company understands that there will be a period to appeal and to cure any non-compliance. However, if compliance is not corrected in the time allowed, the Companys common stock could be removed from Nasdaq quotation system and it is anticipated that it would then be traded on the OTC Bulletin Board system.

As of February 27, 1998, there were approximately 7,800 record holders for the Companys common stock.

No dividends have ever been paid with respect to the Companys common stock and the Company does not anticipate the payment of dividends in the foreseeable future.

ITEM 6.     MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF
OPERATION

The principal property of U.S. Gold Corporation (the Company) is its 40 percent interest in Tonkin Springs which is subject to the Tonkin Springs Project Joint Venture (Project Joint Venture) with Gold Capital Corporation (Gold Capital), owner of 60 percent and project manager. Gold Capital is responsible for all funding until Commencement of Commercial Production. In order to commence operations at Tonkin Springs, Gold Capital must, among other things, obtain additional financing, receive various governmental permits and approvals, complete certain construction efforts and acquire and install certain equipment and start-up mining and processing activities.

Gold Capital has stated their intent to put the Tonkin Springs project into production. Gold Capitals ability to continue to fund the Project Joint Venture and ultimately to put the project into production is dependent upon its ability to raise additional funding.

During 1998, the Company will continue to closely monitor Gold Capitals performance under the Project Joint Venture. In addition, the Company may evaluate potential sources of additional funding for the Company and review projects for potential acquisition.

Changes in Financial Condition

On December 31, 1993, Tonkin Springs Venture Limited Partnership (TSVLP), a partnership owned by subsidiaries of the Company, sold a 60 percent undivided interest in the Tonkin Springs Properties and Obligations (the Properties) to Gold Capital. Gold Capital purchased its interest in the Properties from TSVLP for a purchase price and other consideration of approximately $7,830,000 representing the estimated fair market value of the assets. The purchase price included, among other consideration, a mortgage note in the amount of $3.8 million (the Promissory Note) and 300,000 shares of unregistered Gold Capitals Series A Preferred Stock (Gold Capital Preferred Stock) having an assigned value of $3 million. Effective December 31, 1996, TSVLP converted its Preferred Stock into 1,750,000 shares of Gold Capital common shares, which along with shares received in satisfaction of mandatory Preferred Stock dividends for 1995 and 1996 and accounts receivable, resulted in the Company owning an aggregate 2,287,547 shares of Gold Capital. As part of its purchase price obligation Gold Capital is required to fund 100% of the holding, development and administrative costs relating to the Properties until Commencement of Commercial Production. For such expenditures up to the maximum Recoupment Amount as provided in the Joint Venture Agreement, Gold Capital shall be reimbursed from a preferential portion (84%) of cash flows from the operations of the Properties, if any. Expenditures in excess of the maximum Recoupment Amount will be considered contributions to the Project Joint Venture by Gold Capital. Through December 31, 1997, Gold Capital has reported that it has incurred approximately $9 million in Recoupment Amount expenditures.

Effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex Mining Enterprises, Inc. (Globex), a Canadian corporation with shares traded on the Toronto and Montreal stock exchanges (symbol: GMX) pursuant to the merger of Gold Capital with
a subsidiary of Globex (the Gold Capital Merger).   Globex raised
approximatley $12 million in equity related to the Gold Capital Merger, a portion of which has been or will be invested in the Tonkin Springs Project and has also arranged conditional project financing for Tonkin Springs with a bank through a commitment letter for a $13 million loan along with a $10 million secured hedging line. These proposed project financings are subject to pre-conditions as well as final contractual documentation and closing and therefore, there can be no assurance that they will be sucessfully completed by Globex. In the Gold Capital Merger the Company received an aggregate of 631,905 shares of Globex common stock in exchange for its common stock ownership in Gold Capital which represents approximately 5.6 percent of Globexs equivalent outstanding common shares at December 31, 1997.

The Company recognized the gain from the sale of the 60% interest in the Tonkin Springs Properties to Gold Capital using the installment method of accounting. For 1996, 24.5% ($1,165,418) of the gain was recognized representing the balance of the gain related to the Promissory Note. At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for the Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated as non-realizable as provided under the installment method of accounting as the value in Globex common stock was less than the Companys carrying amount in Gold Capital common stock.

The Company agreed to amend the Project Joint Venture Agreement effective upon the Gold Capital Merger. Under the terms of the amendment Gold Capital i) paid off the balance of the Promissory Note to TSVLP, ii) agreed to finance any capital requirements of TSVLP after Commencement of Commercial Production, and iii) agreed to pay TSVLP $60,000 per month in minimum cash distributions during a 36 month period commencing September 1, 1998. TSVLP will not be obligated to refund such payments if its share of cash flow is insufficient to recoup same, except upon liquidation of the Project Joint Venture, in which event any balance could be recouped from liquidation distributions due TSVLP, if any. The amendment also i) gives Gold Capital the right to borrow up to 100% of TSVLPs cash flow from the Project (after the $60,000 per month minimum payments noted above) if required to support Gold Capitals debt service for future third party project financing, if any, with any net borrowings from TSVLPs share of cash flow due and payable within 30 days of payoff of any third party project financing, ii) increases the maximum Recoupment Amount from $6 million to $11.25 million and further provides for limited increases to the Recoupment Amount for additional exploration costs in excess of $750,000 but not more than $1,500,000 prior to Commencement of Commercial Production (for a maximum Recoupment Amount of $12 million), and iii) provides expanded definition of Commencement of Commercial Production. The Promissory Note and accrued interest was fully paid August 29, 1997. The Company also agreed for a period of 2 years to vote its Globex shares as directed by Globex and to give Globex a first right of refusual on sales of Globex stock to third parties.

Liquidity and Capital Resources

As of December 31, 1997, the Company had working capital of $846,346 made up of current assets of $855,999 and current liabilities of $9,653. During 1998, the Company anticipates receipt of $240,000 in minimum distributions from the Tonkin Springs Joint Venture plus interest on its cash balances. The Company may also sell a portion of its common stock of Globex as well as possibly issue equity in public or private transactions to raise additional working capital. These items are the primary source of working capital presently anticipated during 1998 unless the Tonkin Springs Project commences commercial production with cash flow in excess of the minimum distributions to TSVLP. Net cash used in operations increased to $1,011,446 for 1997 from $837,512 for 1996, reflecting increases during 1997 in cash paid to suppliers and employees of $287,568. Cash flow from investing activities increased to $1,621,986 for 1997 compared to $608,645 in 1996, primarily reflecting a payoff of the principal balance and accrued interest under the Gold Capital note. No cash flows from financing activities occured in 1997 nor 1996.

Results of Operations - 1997 Compared to 1996

At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated effective August 29, 1997 against the carrying value of the Globex stock as non-realizable as provided under the installment method of accounting as the value in Globex common stock was less than the Companys carrying value in Gold Capital common stock. Interest income decreased during 1997 to $77,973 from $144,716 during 1996, reflecting the payoff of the Promissory Note from Gold Capital and lower interest received on bank deposits. General and administrative expense increased approximately $412,000 in 1997 compared to 1996 reflecting higher employee compensation of $197,000, an increase of $88,000 in other administrative expenses, and $127,000 of reduced cost recovery from Gold Capital for temporary staff support related to the Tonkin Springs project.

The Companys 1993 Federal income tax return reflected a liability of $451,474 for alternative minimum tax. During 1997 and 1996, the Company received federal tax refunds of $198,317 and $79,324, respectively as tax losses were carried back and applied against the 1993 alternative minimum tax payment. As of December 31, 1997, the Company has approximately $11,200 in alternative minimum tax credits which can be carried forward and utilized against future tax income of the Company as well as capital loss carryforward of approximatley $1.2 million which is available for capital gains through year 2003. As of December 31, 1997, the Company has recorded approximatley $318,203 net of a deferred tax liability of $277,000. The Company believes that it is more likely than not that the net deferred asset will be realized and the Company believes that it will generate future taxable income to be able to utilize its alternative minimum tax credits. Therefore, no valuation allowance was provided for the $41,203 net deferred tax asset.

Other

The Company has addressed Year 2000 Issues as relates to the computing systems, software and programs for which the Company relies and has concluded such systems, software and programs will not be negatively impacted by calendar year 2000 transition implications.

Recent Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 130 Reporting Comprehensive Income (SFAS
130). SFAS 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. In June 1997, FASB issued Statement of Financial Standard No. 131 Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 supersedes Statement of Financial Accounting Standard No. 14 Financial Reporting for Segments of a Business Enterprise. SFAS 131 established standards of the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 130 and SFAS 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparable information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by the implementation of these standards.

Except for the historical information contained herein, the statements in this report which relate to the Companys plans, objectives or future performance may be deemed to be forward-looking statements. Such statements are based on current expectations of management. Actual strategies and results may differ materially from those currently expected because of factors including gold price, ore grades, metallurgical recovery, operating costs, market valuation, and project operators decisions and performance under the Project Joint Venture, as well as other risks and uncertainties.

ITEM 7.     FINANCIAL STATEMENTS

Index to Financial Statements               Page

Report of Independent Certified Public Accountants        F-1

Consolidated Statements of Operations for the years
  ended December 31, 1997 and 1996                        F-2

Consolidated Balance Sheet at December 31, 1997           F-3

Consolidated Statements of Changes in Shareholders
  Equity for the years ended December 31, 1997 and 1996   F-4

Consolidated Statements of Cash Flows for the
  years ended December 31, 1997 and 1996                  F-5

Notes to Consolidated Financial Statements                F-6


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
U.S. Gold Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation (the Company) as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders equity and cash flows for each of the two years ended December 31, 1997. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of their operation and their cash flows for each of the two years ended December 31, 1997, in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Certified Public Accountants

February 16, 1998
Denver, Colorado

U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the years ended December 31,
                                        1997         1996
Installment gain on sale of
  Tonkin Springs interest (Note 2)          $-   $1,165,418
Interest income                         77,973      144,716
                                        77,973    1,310,134

Costs and expenses:
  General and administrative         1,205,060      806,496
  Consulting fees, related
    parties (Note 11)                   13,625            -
  Interest                               3,424        1,695
  Depreciation, depletion and
    amortization                        16,946       11,516
                                     1,239,055      819,707

Income (loss) before income taxes   (1,161,082)     490,427

Provision for income taxes (Note 6)          -            -

Net income (loss)                  $(1,161,082)    $490,427

Basic and diluted per share data:
  Basic                                $(0.08)       $0.04
  Diluted                              $(0.08)       $0.03

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
CONSOLIDATED BALANCE SHEET


ASSETS                                   December 31, 1997
Current assets:
  Cash and cash equivalents                       $615,999
  Project distributions receivable (Note 2)        240,000
    Total current assets                           855,999

Project distributions receivable,
  (Note 2)                                       1,920,000
Investment in Tonkin Springs Project
  Joint Venture (Note 3)                         2,262,578
Marketable securities, Globex common
  stock at market (Note 2)                       1,105,834
Deferred tax assets, net (Note 6)                   41,203
Other assets (Note 5)                               56,374
                                                $6,241,988
LIABILITIES, DEFERRED CREDIT &
SHAREHOLDERS EQUITY

Current liabilities:
  Accounts payable and accrued liabilities          $9,653

Deferred credit, project distributions (Note 2)  2,160,000
Reserve for reclamation (Note 3)                   640,000
    Total liabilities and deferred credit        2,809,653

Commitments and contingencies
  (Note 4, 5, 8 and 9)

Shareholders equity (Note 7):
  Common stock, $.10 par value, 15,000,000
    shares authorized; 13,927,469 shares
    issued and outstanding                        1,392,747
  Additional paid-in capital                     31,969,459
  Accumulated deficit                           (29,045,276)
  Unrealized loss on securities
    available for sale                             (884,595)
    Total shareholders equity                     3,432,335

                                                $ 6,241,988

The accompanying notes are an integral part of these consolidated financial statements.


U.S.GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                            Common Stock       Additional
                                      Par       Paid-in
                            Shares    Value     Capital

Balance, January 1, 1996   13,806,505 $1,380,651  $31,982,165

Exercise of Stock
 Options (Note 7)              48,000      4,800       (4,800)

Treasury shares canceled         (386)        (4)        (141)

Net income                          -          -            -

Balance, December 31, 1996 13,854,119   1,385,447  31,977,224

Exercise of stock
options (Note 7)               73,530       7,353      (7,353)

Treasury shares canceled         (180)        (53)       (412)

Changes in unrealized
 loss on securities for
 sale, net of tax                   -           -           -

Net loss                            -           -           -

Balance, December 31, 1997 13,927,469  $1,392,747 $31,969,459

Statement continued below

                                               Unrealized
                                                Loss on
                                               Securities
                                 Accumulated   Available for
                                   Deficit         Sale
Balance, January 1, 1996        $(28,374,621)            $-

Exercise of Stock
 Options (Note 7)                          -              -

Treasury shares canceled                   -              -

Net income                           490,427              -

Balance, December 31, 1996       (27,884,194)             -

Exercise of stock
options (Note 7)                           -              -

Treasury shares canceled                    -              -

Changes in unrealized
 loss on securities for
 sale                                      -       (884,595)

Net loss                          (1,161,082)             -

Balance, December 31, 1997      $(29,045,276)     $(884,595)


The accompanying notes are an integral part of these consolidated financial statements.


U.S. GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  For the years ended December 31,
                                            1997        1996

Cash flows from operating activities:
  Cash paid to suppliers and employees  $(1,217,856)  $(930,288)
  Interest received                          11,517      15,147
  Interest paid                              (3,424)     (1,695)
  Receipt of refund from IRS                198,317      79,324
Cash used in operating activities        (1,011,446)   (837,512)

Cash flows from investing activities:
  Cash received from sale of Tonkin
    Springs interest                      1,501,076     450,844
  Cash received for accrued interest
    on note                                 129,569     195,572
  Capital expenditures                        (9,569)   (38,986)
  Sale of assets                                910       1,215
Cash provided by investing activities     1,621,986     608,645

Cash flows from financing activities:
  Cash used in financing activities               -           -

Increase (decrease) in cash and
  cash equivalents                          610,540     (228,867)
Cash and cash equivalents,
  beginning of year                           5,459     (234,326)

Cash and cash equivalents,
  end of year                              $615,999       $5,459

Reconciliation of net income to cash used in operating activities:

  Net income (loss)                     $(1,161,082)    $490,427
  Items not requiring (providing) cash:
    Interest income                               -     (129,569)
    Depreciation, depletion and
     amortization                            16,946       11,516
    Investment gain on sale of
     Tonkin Springs interest                      -   (1,165,418)
    Gain on sale of assets                     (348)      (1,215)
  Decrease in income tax receivable         198,317       79,324
  (Increase) decrease in other current
   assets related to operations              52,568     (203,441)
  Increase (decrease) in accounts
    payable related to operations          (117,847)      80,864

Cash used in operating activities       $(1,011,446)   $(837,512)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GOLD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Summary of Significant Accounting Policies

Basis of presentation: U.S. Gold Corporation (the Company) was organized under the laws of the State of Colorado on July 14, 1979.

Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

Basis of consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as the accounts of the wholly-owned Tonkin
Springs Venture Limited Partnership (TSVLP). Significant intercompany accounts and transactions have been eliminated.

Statements of cash flows: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Investments: Investment in Globex Mining Enterprises Inc. (Globex) common stock is classified as available-for-sale and carried at fair value, based on quoted market prices. The unrealized loss on this investment is reported as a separate component of shareholders equity. The carrying amount of securities at December
31, 1997 was $1,990,429.

Investment in Tonkin Springs Project Joint Venture is accounted for under the equity method of accounting. Under the equity method of accounting, the original investment is recorded at cost and adjusted by the Companys share of undistributed earnings, losses and distributions. This investment is evaluated periodically and carried at the lesser of cost or its estimated realizable value.

Property and equipment: Property and equipment are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major betterments are capitalized. Gains or losses on disposition are recognized in operations.

Exploration and development costs: General exploration costs are expensed as incurred while exploration and acquisition costs related to projects are deferred until the properties are put into commercial production, sold, or abandoned. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also deferred. Costs incurred to maintain current production or to maintain properties on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs to determine if these costs are in excess of their net realizable value and if an impairment needs to be recorded. Permanent impairments are evaluated periodically based upon expected future cash flows in accordance with Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets. This standard did not have an effect on the financial statements for the year ended December 31, 1997.

Depreciation, depletion and amortization: Depreciation of property and equipment is computed using the units-of-production and straight-line methods, depending upon which method more accurately reflects the related assets use. Mine development costs are charged to operations using the units-of-production method based on estimated ounces of gold to be recovered.

Property reclamation costs: The estimated reclamation cost obligation related to present disturbances at the Tonkin Springs Properties is carried as a liability. Changes to these estimates, or the estimated reclamation costs associated with other mineral properties, are accrued and charged over the expected life of each property using the units of production method. Ongoing environmental and reclamation expenditures are expensed as incurred.

Stock Option Plans: The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Companys stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation costs for the Companys stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Per share amounts: Statement of Financial Accounting Standards No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (13,911,443 for 1997 and 13,823,947 for 1996). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 1997, options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive. As of December 31, 1996, options in the amount of 854,149 are considered in the computation of diluted earnings per share. The implementation of this standard did not have a material effect on the consolidated financial statements.

Income Taxes: The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS No. 109.)

Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Concentration of risks: The Companys financial instruments that are exposed to concentration of credit risk consists primarily of cash equivalent balances in excess of the insurance provided by federal insurance authorities. The Companys investment in Globex common stock is exposed to concentration of credit risk primarily because this investment is dependent upon the successful operation of Globex.

Use of estimates: The preparation of the Companys consolidated financial statements in conformity with generally accepted accounting principles requires the Companys management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments: Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1997.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash and cash equivalents, receivables and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

Recent Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 130 Reporting Comprehensive Income (SFAS
130). SFAS 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. In June 1997, FASB issued Statement of Financial Standard No. 131 Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 supersedes Statement of Financial Accounting Standard No. 14 Financial Reporting for Segments of a Business Enterprise. SFAS 131 established standards of the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 130 and SFAS 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparable information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by the implementation of these standards.

2.    Sale of 60% Interest in Tonkin Springs Project

On December 31, 1993 (the Closing), TSVLP, a partnership owned by subsidiaries of the Company, sold a 60 percent undivided interest in the Tonkin Springs Properties and Obligations (the Properties)
to Gold Capital Corporation (Gold Capital).   TSVLP retained a 40
percent undivided interest in the Properties. Immediately after the conveyance to Gold Capital and effective December 31, 1993, TSVLP and Gold Capital each made their respective interest in the Properties subject to a mining joint venture, the Tonkin Springs Project Joint Venture (Project Joint Venture), to operate and manage the Properties. Ownership in the Project Joint Venture is:
TSVLP- 40 percent, Gold Capital- 60 percent. Gold Capital is manager of the Properties under the Project Joint Venture.

Gold Capital purchased its 60 percent undivided interest in the Properties from TSVLP for a purchase price and other consideration of approximately $7,830,000 representing the estimated fair market value of the assets. The purchase price included $200,000 in cash at Closing; delivery of a mortgage note in the amount of $3.8 million (the Promissory Note); 300,000 shares of unregistered Gold Capitals Series A Preferred Stock (Gold Capital Preferred Stock) having an assigned value of $3 million, and the assumption of 60 percent of a reclamation obligation recorded at $960,000.
Effective December 31, 1996, TSVLP converted its 300,000 shares of Preferred Stock of Gold Capital into 1,750,000 shares of Gold Capital common shares, and with shares of Gold Capital common stock received in satisfaction of mandatory Preferred Stock dividends for 1995 and 1996 and accounts receivable, the Company and TSVLP owned an aggregate of 2,287,547 shares of Gold Capital as of that date.

Effective August 29, 1997, Gold Capital became a wholly-owned subsidiary of Globex Mining Enterprises, Inc. (Globex), a Canadian corporation with shares traded on the Toronto and Montreal stock exchanges (symbol: GMX) pursuant to the merger of Gold Capital with
a subsidiary of Globex (the Gold Capital Merger).   With this
merger, Globex through its wholly-owned subsidiary Gold Capital, assumed responsibilities and obligations for the Project Joint Venture under the various Gold Capital agreements with the Company and TSVLP. With the Gold Capital Merger the Company and TSVLP received an aggregate of 631,905 shares of Globex common stock in exchange for its common stock ownership in Gold Capital which as of December 31, 1997 represents approximately 5.6 percent of the equivalent outstanding common shares of Globex.

The Company recognized the gain from the sale of the 60% interest in the Tonkin Springs Properties to Gold Capital using the installment method of accounting. For 1996, 24.5% ($1,165,418) of the gain was recognized representing the balance of the gain related to the Promissory Note. At December 31, 1996, there was $1,789,100 in deferred gain remaining which was associated with the Gold Capital common stock received in exchange for Gold Capital Preferred Stock. With the Gold Capital Merger this deferred gain was eliminated effective September 30, 1997 as non-realizable as provided under the installment method of accounting, as the value in Globex common stock was less than the Companys carrying amount in Gold Capital common stock.

Globex raised approximatley $12 million in equity related to the Gold Capital Merger, a portion of which has been or will be invested in the Project Joint Venture and has also arranged conditional project financing for the Project Joint Venture with a bank through a commitment letter for a $13 million loan along with a $10 million secured hedging line. These proposed project financings are subject to pre-conditions as well as final contractual documentation and closing and therefore, there can be no assurance that they will be sucessfully completed by Globex.

The Company agreed to amend the Project Joint Venture Agreement effective upon the Gold Capital Merger. Under the terms of the amendment Gold Capital i) paid off the balance of the Promissory Note to TSVLP in the amount of $1,206,449 including $66,804 of accrued interest, ii) agreed to finance any capital requirements of TSVLP after Commencement of Commercial Production, and iii) agreed to pay TSVLP $60,000 per month in minimum cash distributions during a 36 month period commencing September 1, 1998. TSVLP will not be obligated to refund such payments if its share of cash flow is insufficient to recoup same, except upon liquidation of the Project Joint Venture, in which event any balance could be recouped from liquidation distributions due TSVLP, if any. The amendment also i) gives Gold Capital the right to borrow up to 100% of TSVLPs cash flow from the Project Joint Venture (after the $60,000 per month minimum payments noted above) if required to support Gold Capitals debt service for future third party project financing, if any, with any net borrowings from TSVLPs share of cash flow due and payable within 30 days of payoff of any third party project financing, ii) increases the maximum Recoupment Amount from $6 million to $11.25 million and further provides for limited increases to the Recoupment Amount for additional exploration costs in excess of $750,000 but not more than $1,500,000 prior to Commencement of Commercial Production (for a maximum Recoupment Amount of $12 million), and iii) provides expanded definition of Commencement of
Commercial Production.    The Company also agreed for a period of
2 years to vote its Globex shares as directed by Globex and to give Globex a first right of refusual on sales of Globex stock to third parties. As of December 31, 1997, the Company recorded a $2,160,000 receivable due from the Project Joint Venture of which $240,000 was classified as current. There is also a $2,160,000 deferred credit, so in effect the entire receivable is offset by a deferred credit.

As part of its purchase price obligation in the December 31, 1993 transaction, Gold Capital is required to fund 100% of the holding, development and administrative costs relating to the Properties until Commencement of Commercial Production. For such expenditures up to the maximum Recoupable Amount as provided in the Joint Venture Agreement, Gold Capital shall be reimbursed from a preferential portion (84%) of cash flows from the operations of the Properties, if any. Expenditures in excess of the maximum Recoupment Amount will be considered contributions to the Project Joint Venture by Gold Capital.

Effective June 1, 1995, the Company granted to its officers and an outside director options to purchase an aggregate of 450,000 shares of common stock of Gold Capital from the Company which options agreements were terminated and replaced effective September 30, 1997 subsequent to the Gold Capital Merger with Globex. The new option agreements for an aggregate of 124,380 shares of common stock of Globex are at an exercise price of $3.15 per share (greater than the market price of the Globex shares as of the date of the replacement grant of $2.83 per share). These option agreements expire October 1, 2002. The value of these options issued to the Companys officers and an outside director is considered nominal.

3.    Condensed Financial Information of Tonkin Springs Project
Joint Venture, unaudited

As noted in Footnote 2 above, effective December 31, 1993, TSVLP sold a 60 percent undivided interest in the Properties to Gold Capital and the parties each made their respective interest in the Properties subject to the Project Joint Venture. Gold Capital is manager of the Properties under the Project Joint Venture. The following is the condensed balance sheet of the Project Joint Venture as of December 31, 1997, and a condensed statement of
operations for the year then ended.   All costs associated with the
Properties have been funded by Gold Capital.

STATEMENT OF OPERATIONS                      Year Ended
                                         December 31, 1997

Miscellaneous income                          $15,122
Property maintenance costs                    923,453
  Net loss                                  $(908,331)


BALANCE SHEET                            December 31, 1997

Assets:

Property, plant, equipment &
 development costs                        $15,131,653
Prepaid royalties                             694,603
Restricted time deposit for
 reclamation bond                           1,348,228
Deposits and other assets                       2,829
  Total assets                            $17,177,313

Liabilities, Reserves and Project Joint Venturers Interest:

Current liabilities                           $21,012
Reserve for reclamation                     1,469,900
Intercompany, Gold Capital                  8,999,037

Venturers Interest:
 Gold Capitals interest                     4,252,186
 TSVLPs interest                            2,435,178
Total venturers interest                    6,687,364

Total liabilities, reserves
  and venturers interest                  $17,177,313

Note A. TSVLP and Gold Capital are jointly responsible for reclamation of disturbance of the Properties, proportionate to their respective interest in the Project Joint Venture. The current estimate of reclamation cost, on a 100% basis, totals approximately $1.47 million of which TSVLP and the Company reflects $640,000 on its balance sheet related to its 40% share. Actual reclamation, generally, will be commenced upon the completion of operations at the Properties. Bonding of reclamation under various Nevada and Federal Bureau of Land Management agencies, tentatively set at $1.3 million, is the responsibility of Gold Capital under the terms of the Project Joint Venture. Effective November 25, 1997, Gold Capital posted a cash bond in the initial amount of $1.3 million with the required governmental agencies secured by a restricted cash time deposit for a total balance of reclamation deposits of $1,348,228.

4.     Loan Settlement Agreement with FABC

On February 21, 1992, the Company, among other related things, entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation (FABC). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, the Company entered into an agreement between Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company (TSGMC) and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC.
Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50% of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.

5.Property and Equipment

At December 31, 1997 property and equipment, net of accumulated depreciation of $119,674 totalled $41,913, and represented office leasehold improvements, office furniture and equipment, vehicles and trailers.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.

6.Income Taxes

In the various transactions entered into February 21, 1992, the Company had an ownership change, as that term is defined under
Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards will be subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive no future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the date of the ownership change. At December 31, 1997, the Company estimates that tax loss carry forwards totals approximately $3,170,000 expiring in year 2012. The Company has an additional capital loss carryforward of approximately $1.2 million which is only available against capital gains from investment securities and which expires in year 2002.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:

Deferred tax assets:
Alternative minimum tax credit carryfoward      $11,200
Reclamation obligation                          140,800
Net operating loss carryforward                 697,400
Capital loss carryforward                       268,400
Total gross deferred tax assets               1,117,800
Less valuation allowance                       (799,597)
Net deferred tax assets                         318,203

Deferred tax liabilities:
Basis in TSVLP                                  277,000
Total gross deferred tax liabilities            277,000

Total net deferred tax asset                    $41,203

The Company believes that it is more likely than not that the net deferred tax asset will be realized. Therefore, no valuation allowance has been provided for the $41,203 net deferred tax asset.

A reconciliation of the tax provision for 1997 and 1996 at statutory rates is comprised of the following components:

                                          1997       1996
Statutory rate tax provision
  on book income (loss)               $(395,000)   $167,000

 Book to tax adjustments:
 Installment gain on sale
  of Tonkin Springs                     148,100    (398,000)
 Loss from joint venture                (40,072)          -
 Valuation allowance                    290,128     230,000
 Other                                   (3,156)      1,000
Tax provision                                $0          $0



7.     Shareholders Equity

Stock options have been granted to key employees, directors and others under the Non-Qualified Amended and Restated Stock Option and Stock Plan (the Plan). Options to purchase shares and stock grants under the Plan were granted at market value as of the date of the grant. Effective October 16, 1997, the Board of Directors amended the Plan and increased the number of shares thereunder from 2,300,000 to 2,500,000.

Effective December 8, 1993 options to purchase a total of 1,000,000 shares at an exercise price of $.50 per share, were granted to executives and directors of the Company which remain outstanding but are not currently exercisable, and effective October 16, 1997, options to purchase a total of 100,000 shares at an exercise price of $.97 per share were granted to a new member of the Board of Directors. These options cannot be exercised until sufficient reserved shares of common stock are determined to be available for option exercise by the Board of Directors. Options to purchase a total of 1,250,000 shares at an exercise price of $.28 per share were issued to officers, directors and others on February 3, 1992 of which 1,048,295 remain outstanding and unexercised as of December 31, 1997, including options for 5,764 shares which cannot be exercised until sufficient shares of common stock are determined to be available.

During 1997, the estate of a former director of the Company exercised stock options to purchase 100,000 shares of the Companys common stock at an exercise price of $.28 with 26,470 shares retained by the Company as payment of the exercise price of the option and with cancellation and return to the status of authorized but unissued for those shares retained. In 1996, executive management of the Company exercised stock options to purchase 64,000 shares of the Companys common stock at an exercise price of $.28 with 16,000 shares retained by the Company as payment of the exercise price of the option and with cancellation and return to the status of authorized but unissued for those shares retained.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation cost for the Companys stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the 1997 grant: dividend yield of 0%; expected volatility of 14% risk free interest rate of 6.4%; and expected life of 10 years.

Under the accounting provisions of SFAS No. 123, the Companys net income (loss) and net income (loss) per share would have been adjusted to the following pro forma amounts:

                                     1997          1996
   Net income (loss)
      As reported                $(1,161,082)     $490,427
      Pro forma                  $(1,164,116)     $487,393

     Basic net income per share
       As reported                   $(0.08)         $0.04
       Pro forma                     $(0.08)         $0.04


                              1997                    1996
                            Weighted                Weighted
                            Average                 Average
                      Range of     Exercise   Range of     Exercise
                       Shares       Prices      Shares       Prices

Outstanding,
 beginning of year    2,198,295     $.39      2,262,295       $.38
Granted                 100,000     $.97              0          -
Exercised                73,530     $.28         48,000       $.28
Canceled                 26,470     $.28         16,000       $.28
Expired                       0        -              0          -
Outstanding,
 end of year          2,198,295     $.42      2,198,295       $.39

Options exercisable,
 end of year          1,072,531     $.29      1,145,881       $.28

Weighted average fair
 value of option
 granted during year          $.46                    $ 0

The following table summarizes information about stock options outstanding at December 31, 1997:

Options Outstanding   Weighted Average                 Weighted
Range of  Number      Remaining   Average  Number      Average
Exercise  Outstanding Contractual Exercise Exercisable Exercise
Prices    at 12/31/97 life        Price    at 12/31/97 Price

$.28      1,048,295   4.1 yrs.      $.28  1,042,531    $.28
$.47         50,000   7.1 yrs.      $.47     30,000    $.47
$.50      1,000,000   5.9 yrs.      $.50          -       -
$.97        100,000   9.8 yrs.      $.97          -       -
$.28-$.97 2,198,295 4.1 to 9.8 yrs. $.42  1,072,531    $.29

8.   Employee Benefit Plans

On December 10, 1985, the Companys Board of Directors adopted a Simplified Employee Pension Plan (SEP). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Companys financial statements as of its fiscal year end. The Company has not yet determined any contributions to the SEP for the year ended December 31, 1997. For 1996, the Company made a contribution of 15% which was paid during 1997 in the aggregate amount of $74,400. Under the SEP, the Company has the option of contributing a certain amount directly to its employees Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year.

If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $24,000 or 15% of that employees total compensation.

9.   Lease Commitments and Contingencies

The Company has leased office space and equipment and vehicles under noncancelable operating leases which expire through October, 2001. Future minimum lease payments as of December 31, 1997 are as follows:
               1998        $70,000
               1999         61,300
               2000         50,700
               2001          3,400
                          $185,400

Rent expense during the years ended December 31, 1997 and 1996 on all operating leases was approximately $75,700 and $73,000, respectively. See Note 5 for potential environmental liability.

10.    Statements of Cash Flows

The Companys statement of cash flows for the two year periods ended December 31, 1997 excludes the following non-cash investing and financing activities:
                                        1997             1996
Exchange of shares of Gold Capital
 for shares of Globex common stock  $1,990,429            $-

Satisfaction of dividend receivable
 by investment in Gold Capital
 common stock.                          $-             $247,500

Exercise of stock options with
 shares representing exercise
 price retained and canceled            $-              $18,000

Investment in Gold Capital Preferred
 Stock converted into investment in
 Gold Capital Common Stock              $-           $3,000,000

Satisfaction of accounts receivable
 into Gold Capital Common Stock         $-             $262,029


11.  Related Party Transactions

Effective September 13, 1996, the Company retained the firm of Moyes Newby & Co., Inc. (Moyes Newby) as its financial advisor to develop potential financial options available to the Company and identify possible mining investment opportunities. Effective January 16, 1997, the relationship with Moyes Newby was suspended to allow the Company to focus its attention on the merger of its partner at Project Joint Venture, Gold Capital, with Globex which merger was consummated August 29, 1997. The Company paid Moyes Newby an aggregate of $17,330 and $20,402 for services and expenses for 1996 and through January 16, 1997, respectively, under that arrangement. Effective November 15, 1997, the Company and Moyes Newby entered into a month-to-month arrangement whereby Moyes Newby provides the Company general corporate and financial advisory services for a retainer of $5,000/month plus reimbursement of reasonable out of pocket expenses, for a total of $13,625 through December 31, 1997. Douglas J. Newby is managing partner of Moyes Newby and effective October 16, 1997, Mr. Newby became a director of the Company.


ITEM 8.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS on
ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

PART III

The information required by this Part III is incorporated by reference to the Companys definitive proxy statement to be filed with the U.S. Securities and Exchange Commission within 120 days after December 31, 1997.

ITEM 13.EXHIBITS AND REPORTS ON FORM 8-K.

(a)  Exhibits.

   3.0  Companys Articles of Incorporation, as Amended June 22,
1988, July 5, 1988, and December 20, 1991 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995,
Exhibit 3.0).

   3.1 Companys Bylaws, as Amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995,
Exhibit 3.1).

  10.1 Royalty Purchase and Restructuring Agreement dated February 21, 1992, by and between U.S. Gold Corporation and NERCO Minerals
Company (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 1).

  10.2 Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4).

  10.3  Amended and Restated Non-Qualified Stock Option and Stock
Grant Plan, as amended effective December 8, 1993 (incorporated by reference from the Report on Form 10-KSB for the year ended
December 31, 1993, Exhibit 10.14).

 10.4 Purchase and Sales Agreement dated December 31, 1993, by and between Tonkin Springs Venture Limited Partnership and Gold Capital Corporation (incorporated by reference from the Report on Form 8-K dated December 31, 1993, Exhibit 10.1).

 10.5 Mining Venture Agreement dated December 31, 1993, by and between Tonkin Springs Venture Limited Partnership and Gold Capital Corporation (incorporated by reference from the Report on Form 8-K dated December 31, 1993, Exhibit 10.5).

 10.6 Amendment to Mining Venture Agreement dated effective August 29, 1997, by and between Tonkin Springs Venture Limited Partnership and Gold Capital Corporation (incorporated by reference to the Report on Form 10-QSB dated September 30, 1997, Exhibit 6.a).

 10.7 Amended Employment Agreement with William W. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.1).

 10.8 Amended Employment Agreement with William F. Pass dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.2).

 10.9  Amended Employment Agreement with David C. Reid dated June
1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.3).

*10.10  Stock Option Agreement dated October 1, 1997 with William
W. Reid related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

*10.11  Stock Option Agreement dated October 1, 1997 with William
F. Pass related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

*10.12 Stock Option Agreement dated October 1, 1997 with David C. Reid related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

*10.13  Stock Option Agreement dated October 1, 1997 with John W.
Goth related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

*10.14 Letter Agreement dated August 29, 1997, by and between the Company and Globex Mining Enterprises Inc. related to first right of refusal for sale of Globex stock and agreement to vote shares of Globex as directed by Globex.

 21. Subsidiaries of the Company (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1993,
Exhibit 21).

*23.1 Consent of BDO Siedman, LLP, to the incorporation by reference of their audit report dated February 27, 1998, in the Companys Form S-8.

*27 Financial Data Schedule

*Filed herewith.

(b)    Reports on Form 8-K during the 4th quarter of 1997.

None.

SIGNATURES


In accordance with Section 13 or 15(d) of the Exchange Act of 1934, the Company caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. GOLD CORPORATION

February 26, 1998
By  /s/ William W. Reid
        William W. Reid, President and Chief Executive Officer

February 26, 1998
By  /s/ William F. Pass
        William F. Pass, Vice President, Chief Financial Officer
        and Secretary

In accordance with the Exchange Act, this Report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

February 26, 1998
By  /s/ William W. Reid
         William W. Reid, Chairman of the Board of Directors

February 26, 1998
By  /s/ David C. Reid
        David C. Reid, Exploration Vice President and Director

February 26, 1998
By  /s/ John W. Goth
        John W. Goth, Director

February 26, 1998
By  /s/ Douglas J. Newby
        Douglas J. Newby, Director

Exhibit 10.10  Stock Option Agreement dated October 1, 1997 with
William W. Reid related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

U.S. GOLD CORPORATION

PURCHASE OPTION AGREEMENT
FOR COMMON STOCK OF
GLOBEX MINING ENTERPRISES INC.

THIS PURCHASE OPTION AGREEMENT (the Agreement) is made and entered into as of October 1, 1997 (the Date of Grant), by and between U.S. Gold Corporation, a Colorado corporation (the Company), and William
W. Reid (the Optionee).

WITNESSETH:

WHEREAS, the Company holds certain common stock of Globex Mining
Enterprises Inc., a publicly traded Quebec, Canadian corporation
(Globex); and

WHEREAS, Gold Capital Corporation (Gold Capital) was merged into
Globex effective August 29, 1997, whereby Globex acquired control of the interest of Gold Capital in the Tonkin Springs project; and

WHEREAS, the Company and Globex have joint ownership in the Tonkin Springs project, the successful operation of which is significant and integral to the business objectives of the Company; and

WHEREAS, the contribution of the Optionee to the business objectives of the Company, with emphasis at Tonkin Springs is acknowledged, and continued significant contributions by the Optionee is considered important to the future business objectives of the Company; and

WHEREAS, effective June 1, 1995 the Optionee was granted an option by the Company to purchase certain shares of Gold Capital (the 1995 Option); and

WHEREAS, the Optionee and the Company have mutually agreed to terminate the 1995 Option; and

WHEREAS, on October 1, 1997, the Board of Directors determined that the Optionee should receive an option to purchase directly from the Company, subsidiaries of the Company, or Tonkin Springs Venture Limited Partnership (the Related Entities) certain shares of common stock of Globex in order to provided the Optionee with an opportunity for investment in the Tonkin Springs project and additional incentive to pursue the success of the Company, said option to be for the number of shares, at the price per share and on the terms set forth in this Agreement; and

WHEREAS, Optionee desires to receive an option on the terms and conditions set forth in this Agreement.


NOW, THEREFORE, the parties agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for service, the right and option (the Option) to purchase all or any part of an aggregate of 55,280 shares of common stock of Globex held now or in the future by the Company or Related Parties (the Option Shares) pursuant to the terms and conditions set forth in this Agreement.

2. Option Price. At any time when shares are to be purchased pursuant to the Option, the purchase price for each Option Share shall be $3.15 (the Option Price).

3. Option Period. The Option period shall commence as of the Date of Grant and shall terminate five years from the Date of Grant, unless terminated earlier as provided in this Agreement. If an Optionee, for any reason, other than the Optionees death, ceases to be employed by, a consultant for, or a director of, either the Company or Related Entities, any Option held by the Optionee at the time he ceases to be an employee, consultant or director may be exercised within 90 days after the date of such cessation, but only to the extent that the Option was exercisable according to its terms on the date of such cessation. After such 90-day period, any unexercised portion of an Option shall expire. Any Option held by an Optionee at the time of his death may be exercised by his estate, subject to any limitation otherwise applicable to such Option, only within six months of his death or such longer period as the Board of Directors of the Company may determine.

4.  Exercise of Option.

(a)  The Option may be exercised by delivering to the Company:

(i) a Notice of Exercise of Option, substantially in the form attached hereto as Exhibit A, specifying the number of Option
Shares with respect to which the Option is exercised, and

(ii) full payment of the Option Price for such shares in cash.

(b) Promptly upon receipt of the Notice of Exercise and the full payment of the Option Price by the Optionee (including payment or provision for payment of any applicable withholding or similar taxes, if any), the Company shall take action to arrange for delivery to the Optionee a properly executed certificate representing the Option Shares being purchased.

5. Securities Laws Requirements. No Option Shares shall be issued unless and until, in the opinion of the Company, any applicable registration requirements or listing requirements of any securities exchange on which stock of the same class is listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with.


6. Transferability of Option. The Option shall not be transferable except by will or the laws of descent and distribution, and any attempt to do so shall void the Option.

7. Adjustment By Stock Split, Stock Dividend, Etc. If at any time Globex changes in any way the rights and privileges of its common shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its common stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving its common stock, the numbers, rights, and privileges of the shares of common stock included in the Option shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

8. Privilege of Ownership. Optionee shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon exercise of the Option.

9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and they shall be deemed to be given upon receipt by sender of senders return receipt for acknowledgement of delivery of said notice by postage prepaid registered mail. Such notice shall be addressed to the party to be notified as shown below:

Company;  U.S. Gold Corporation
          55 Madison, Suite 700
          Denver, Colorado 80206

Optionee: At the address listed below his name on the last page of this Agreement.

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

10. General Provisions. This instrument: (a) contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver, (c) shall be constructed in accordance with, and governed by, the laws of the State of Colorado, and (d) shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives and assigns, except as above set forth.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective as of the date and year first above written.

U.S. GOLD CORPORATION
Date: September 30, 1997
By: William F. Pass
William F. Pass, Vice President, Chief Financial Officer
and Secretary


OPTIONEE:
Date:September 30, 1997
By:   William W. Reid
Name: William W. Reid
Address:  338 Clayton, #1
          Denver, Colorado 80206

Exhibit 10.11  Stock Option Agreement dated October 1, 1997 with
William F. Pass related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

U.S. GOLD CORPORATION

PURCHASE OPTION AGREEMENT
FOR COMMON STOCK OF
GLOBEX MINING ENTERPRISES INC.

THIS PURCHASE OPTION AGREEMENT (the Agreement) is made and entered into as of October 1, 1997 (the Date of Grant), by and between U.S. Gold Corporation, a Colorado corporation (the Company), and William
F. Pass (the Optionee).

WITNESSETH:

WHEREAS, the Company holds certain common stock of Globex Mining
Enterprises Inc., a publicly traded Quebec, Canadian corporation
(Globex); and

WHEREAS, Gold Capital Corporation (Gold Capital) was merged into
Globex effective August 29, 1997, whereby Globex acquired control of the interest of Gold Capital in the Tonkin Springs project; and

WHEREAS, the Company and Globex have joint ownership in the Tonkin Springs project, the successful operation of which is significant and integral to the business objectives of the Company; and

WHEREAS, the contribution of the Optionee to the business objectives of the Company, with emphasis at Tonkin Springs is acknowledged, and continued significant contributions by the Optionee is considered important to the future business objectives of the Company; and

WHEREAS, effective June 1, 1995 the Optionee was granted an option by the Company to purchase certain shares of Gold Capital (the 1995 Option); and

WHEREAS, the Optionee and the Company have mutually agreed to terminate the 1995 Option; and

WHEREAS, on October 1, 1997, the Board of Directors determined that the Optionee should receive an option to purchase directly from the Company, subsidiaries of the Company, or Tonkin Springs Venture Limited Partnership (the Related Entities) certain shares of common stock of Globex in order to provided the Optionee with an opportunity for investment in the Tonkin Springs project and additional incentive to pursue the success of the Company, said option to be for the number of shares, at the price per share and on the terms set forth in this Agreement; and

WHEREAS, Optionee desires to receive an option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for service, the right and option (the Option) to purchase all or any part of an aggregate of 27,640 shares of common stock of Globex held now or in the future by the Company or Related Parties (the Option Shares) pursuant to the terms and conditions set forth in this Agreement.

2. Option Price. At any time when shares are to be purchased pursuant to the Option, the purchase price for each Option Share shall be $3.15 (the Option Price).

3. Option Period. The Option period shall commence as of the Date of Grant and shall terminate five years from the Date of Grant, unless terminated earlier as provided in this Agreement. If an Optionee, for any reason, other than the Optionees death, ceases to be employed by, a consultant for, or a director of, either the Company or Related Entities, any Option held by the Optionee at the time he ceases to be an employee, consultant or director may be exercised within 90 days after the date of such cessation, but only to the extent that the Option was exercisable according to its terms on the date of such cessation. After such 90-day period, any unexercised portion of an Option shall expire. Any Option held by an Optionee at the time of his death may be exercised by his estate, subject to any limitation otherwise applicable to such Option, only within six months of his death or such longer period as the Board of Directors of the Company may determine.

4.  Exercise of Option.

(a)  The Option may be exercised by delivering to the Company:

(i) a Notice of Exercise of Option, substantially in the form attached hereto as Exhibit A, specifying the number of Option
Shares with respect to which the Option is exercised, and

(iv) full payment of the Option Price for such shares in cash.

(d) Promptly upon receipt of the Notice of Exercise and the full payment of the Option Price by the Optionee (including payment or provision for payment of any applicable withholding or similar taxes, if any), the Company shall take action to arrange for delivery to the Optionee a properly executed certificate representing the Option Shares being purchased.

5. Securities Laws Requirements. No Option Shares shall be issued unless and until, in the opinion of the Company, any applicable registration requirements or listing requirements of any securities exchange on which stock of the same class is listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with.

6. Transferability of Option. The Option shall not be transferable except by will or the laws of descent and distribution, and any attempt to do so shall void the Option.

7. Adjustment By Stock Split, Stock Dividend, Etc. If at any time Globex changes in any way the rights and privileges of its common shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its common stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving its common stock, the numbers, rights, and privileges of the shares of common stock included in the Option shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

8. Privilege of Ownership. Optionee shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon exercise of the Option.

9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and they shall be deemed to be given upon receipt by sender of senders return receipt for acknowledgement of delivery of said notice by postage prepaid registered mail. Such notice shall be addressed to the party to be notified as shown below:

Company;   U.S. Gold Corporation
           55 Madison, Suite 700
           Denver, Colorado 80206

Optionee:   At the address listed below his name on the last page
of this Agreement.

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

10. General Provisions. This instrument: (a) contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver, (c) shall be constructed in accordance with, and governed by, the laws of the State of Colorado, and (d) shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives and assigns, except as above set forth.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective as of the date and year first above written.

U.S. GOLD CORPORATION
October 1, 1997
By: William W. Reid
William W. Reid, President, CEO and Chairman of the Board of
Directors

OPTIONEE:
Date: October 1, 1997
By: William F. Pass
Name: William F. Pass
      Address:  14820 W. 58th Pl.
      Golden, Colorado 80403

Exhibit 10.12  Stock Option Agreement dated October 1, 1997 with
David C. Reid related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.


U.S. GOLD CORPORATION
PURCHASE OPTION AGREEMENT
FOR COMMON STOCK OF
GLOBEX MINING ENTERPRISES INC.

THIS PURCHASE OPTION AGREEMENT (the Agreement) is made and entered into as of October 1, 1997 (the Date of Grant), by and between U.S. Gold Corporation, a Colorado corporation (the Company), and David
C. Reid (the Optionee).

WITNESSETH:

WHEREAS, the Company holds certain common stock of Globex Mining
Enterprises Inc., a publicly traded Quebec, Canadian corporation
(Globex); and

WHEREAS, Gold Capital Corporation (Gold Capital) was merged into
Globex effective August 29, 1997, whereby Globex acquired control of the interest of Gold Capital in the Tonkin Springs project; and

WHEREAS, the Company and Globex have joint ownership in the Tonkin Springs project, the successful operation of which is significant and integral to the business objectives of the Company; and

WHEREAS, the contribution of the Optionee to the business objectives of the Company, with emphasis at Tonkin Springs is acknowledged, and continued significant contributions by the Optionee is considered important to the future business objectives of the Company; and

WHEREAS, effective June 1, 1995 the Optionee was granted an option by the Company to purchase certain shares of Gold Capital (the 1995 Option); and

WHEREAS, the Optionee and the Company have mutually agreed to terminate the 1995 Option; and

WHEREAS, on October 1, 1997, the Board of Directors determined that the Optionee should receive an option to purchase directly from the Company, subsidiaries of the Company, or Tonkin Springs Venture Limited Partnership (the Related Entities) certain shares of common stock of Globex in order to provided the Optionee with an opportunity for investment in the Tonkin Springs project and additional incentive to pursue the success of the Company, said option to be for the number of shares, at the price per share and on the terms set forth in this Agreement; and

WHEREAS, Optionee desires to receive an option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for service, the right and option (the Option) to purchase all or any part of an aggregate of 27,640 shares of common stock of Globex held now or in the future by the Company or Related Parties (the Option Shares) pursuant to the terms and conditions set forth in this Agreement.

2. Option Price. At any time when shares are to be purchased pursuant to the Option, the purchase price for each Option Share shall be $3.15 (the Option Price).

3. Option Period. The Option period shall commence as of the Date of Grant and shall terminate five years from the Date of Grant, unless terminated earlier as provided in this Agreement. If an Optionee, for any reason, other than the Optionees death, ceases to be employed by, a consultant for, or a director of, either the Company or Related Entities, any Option held by the Optionee at the time he ceases to be an employee, consultant or director may be exercised within 90 days after the date of such cessation, but only to the extent that the Option was exercisable according to its terms on the date of such cessation. After such 90-day period, any unexercised portion of an Option shall expire. Any Option held by an Optionee at the time of his death may be exercised by his estate, subject to any limitation otherwise applicable to such Option, only within six months of his death or such longer period as the Board of Directors of the Company may determine.

4.  Exercise of Option.

(a)  The Option may be exercised by delivering to the Company:

(i) a Notice of Exercise of Option, substantially in the form attached hereto as Exhibit A, specifying the number of Option
Shares with respect to which the Option is exercised, and

(iii) full payment of the Option Price for such shares in cash.

(c) Promptly upon receipt of the Notice of Exercise and the full payment of the Option Price by the Optionee (including payment or provision for payment of any applicable withholding or similar taxes, if any), the Company shall take action to arrange for delivery to the Optionee a properly executed certificate representing the Option Shares being purchased.

5. Securities Laws Requirements. No Option Shares shall be issued unless and until, in the opinion of the Company, any applicable registration requirements or listing requirements of any securities exchange on which stock of the same class is listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with.

6. Transferability of Option. The Option shall not be transferable except by will or the laws of descent and distribution, and any attempt to do so shall void the Option.

7. Adjustment By Stock Split, Stock Dividend, Etc. If at any time Globex changes in any way the rights and privileges of its common shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its common stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving its common stock, the numbers, rights, and privileges of the shares of common stock included in the Option shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

8. Privilege of Ownership. Optionee shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon exercise of the Option.

9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and they shall be deemed to be given upon receipt by sender of senders return receipt for acknowledgement of delivery of said notice by postage prepaid registered mail. Such notice shall be addressed to the party to be notified as shown below:

Company;  U.S. Gold Corporation
          55 Madison, Suite 700
          Denver, Colorado 80206

Optionee:   At the address listed below his name on the last page
of this Agreement.

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

10. General Provisions. This instrument: (a) contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver, (c) shall be constructed in accordance with, and governed by, the laws of the State of Colorado, and (d) shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives and assigns, except as above set forth.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective as of the date and year first above written.

U.S. GOLD CORPORATION
Date: October 1, 1997
By: William W. Reid
William W. Reid, President, CEO and Chairman of the Board of
Directors

OPTIONEE:
Date: October 1, 1997
By: David C. Reid
Name: David C. Reid
Address:  9070 E. Jewell Circle
          Denver, Colorado 80231



Exhibit 10.13  Stock Option Agreement dated October 1, 1997 with
John W. Goth related to option to purchase shares of common stock of Globex Mining Enterprises, Inc. from the Company.

U.S. GOLD CORPORATION

PURCHASE OPTION AGREEMENT
FOR COMMON STOCK OF
GLOBEX MINING ENTERPRISES INC.

THIS PURCHASE OPTION AGREEMENT (the Agreement) is made and entered into as of October 1, 1997 (the Date of Grant), by and between U.S. Gold Corporation, a Colorado corporation (the Company), and John W. Goth (the Optionee).

WITNESSETH:

WHEREAS, the Company holds certain common stock of Globex Mining
Enterprises Inc., a publicly traded Quebec, Canadian corporation
(Globex); and

WHEREAS, Gold Capital Corporation (Gold Capital) was merged into
Globex effective August 29, 1997, whereby Globex acquired control of the interest of Gold Capital in the Tonkin Springs project; and

WHEREAS, the Company and Globex have joint ownership in the Tonkin Springs project, the successful operation of which is significant and integral to the business objectives of the Company; and

WHEREAS, the contribution of the Optionee to the business objectives of the Company, with emphasis at Tonkin Springs is acknowledged, and continued significant contributions by the Optionee is considered important to the future business objectives of the Company; and

WHEREAS, effective June 1, 1995 the Optionee was granted an option by the Company to purchase certain shares of Gold Capital (the 1995 Option); and

WHEREAS, the Optionee and the Company have mutually agreed to terminate the 1995 Option; and

WHEREAS, on October 1, 1997, the Board of Directors determined that the Optionee should receive an option to purchase directly from the Company, subsidiaries of the Company, or Tonkin Springs Venture Limited Partnership (the Related Entities) certain shares of common stock of Globex in order to provided the Optionee with an opportunity for investment in the Tonkin Springs project and additional incentive to pursue the success of the Company, said option to be for the number of shares, at the price per share and on the terms set forth in this Agreement; and

WHEREAS, Optionee desires to receive an option on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for service, the right and option (the Option) to purchase all or any part of an aggregate of 13,820 shares of common stock of Globex held now or in the future by the Company or Related Parties (the Option Shares) pursuant to the terms and conditions set forth in this Agreement.

2. Option Price. At any time when shares are to be purchased pursuant to the Option, the purchase price for each Option Share shall be $3.15 (the Option Price).

3. Option Period. The Option period shall commence as of the Date of Grant and shall terminate five years from the Date of Grant, unless terminated earlier as provided in this Agreement. If an Optionee, for any reason, other than the Optionees death, ceases to be employed by, a consultant for, or a director of, either the Company or Related Entities, any Option held by the Optionee at the time he ceases to be an employee, consultant or director may be exercised within 90 days after the date of such cessation, but only to the extent that the Option was exercisable according to its terms on the date of such cessation. After such 90-day period, any unexercised portion of an Option shall expire. Any Option held by an Optionee at the time of his death may be exercised by his estate, subject to any limitation otherwise applicable to such Option, only within six months of his death or such longer period as the Board of Directors of the Company may determine.

4.  Exercise of Option.

(a)  The Option may be exercised by delivering to the Company:

(i) a Notice of Exercise of Option, substantially in the form attached hereto as Exhibit A, specifying the number of Option
Shares with respect to which the Option is exercised, and

(v) full payment of the Option Price for such shares in cash.

(e) Promptly upon receipt of the Notice of Exercise and the full payment of the Option Price by the Optionee (including payment or provision for payment of any applicable withholding or similar taxes, if any), the Company shall take action to arrange for delivery to the Optionee a properly executed certificate representing the Option Shares being purchased.

5. Securities Laws Requirements. No Option Shares shall be issued unless and until, in the opinion of the Company, any applicable registration requirements or listing requirements of any securities exchange on which stock of the same class is listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with.

6. Transferability of Option. The Option shall not be transferable except by will or the laws of descent and distribution, and any attempt to do so shall void the Option.

7. Adjustment By Stock Split, Stock Dividend, Etc. If at any time Globex changes in any way the rights and privileges of its common shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in its common stock, or through a stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving its common stock, the numbers, rights, and privileges of the shares of common stock included in the Option shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

8. Privilege of Ownership. Optionee shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon exercise of the Option.

9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and they shall be deemed to be given upon receipt by sender of senders return receipt for acknowledgement of delivery of said notice by postage prepaid registered mail. Such notice shall be addressed to the party to be notified as shown below:

Company; U.S. Gold Corporation
         55 Madison, Suite 700
         Denver, Colorado 80206

Optionee:   At the address listed below his name on the last page
of this Agreement.

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

10. General Provisions. This instrument: (a) contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver, (c) shall be constructed in accordance with, and governed by, the laws of the State of Colorado, and (d) shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives and assigns, except as above set forth.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective as of the date and year first above written.

U.S. GOLD CORPORATION
Date: October 1, 1997
By: William W. Reid
William W. Reid, President, CEO and Chairman of the Board of
Directors

OPTIONEE:
Date: October 1, 1997
By: John W. Goth
Name: John W. Goth
Address:  14142 Denver West Parkway, Suite 170
          Golden, Colorado 80401


Exhibit 10.14 Letter Agreement dated August 29, 1997, by and between the Company and Globex Mining Enterprises Inc. related to first right of refusal for sale of Globex stock and agreement to vote shares of Globex as directed by Globex.

August 29, 1997

U.S. Gold Corporation
55 Madison, Suite 700
Denver, Colorado 80206

Attn:  William W. Reid

Gentlemen:

    This letter is to set forth the agreement regarding the grant of an irrevocable proxy and right of first refusal between Globex
Mining Enterprises Inc. (Globex) and U.S. Gold Corporation (US
Gold).


     In consideration of the mutual agreements contained herein, the receipt by US Gold of 542 shares of Globex Common Stock, and other good and valuable consideration, the receipt and sufficiency thereof is hereby acknowledged, the parties agree as follows:

1. US Gold hereby agrees, for a period of two (2) years from the date hereof to vote all shares of Globex Stock beneficially owned by US Gold (the Globex Shares) in the exact manner specified by Globex, or, at the sole election of Globex, to grant to Globex a duly executed irrevocably proxy with respect to the Globex shares in accordance with C.R.S. Section 7-107-203(5), in the form attached as Appendix A hereto.

2. US Gold hereby grants to Globex, or any officer, director, subsidiary or other affiliate thereof, a first right of refusal with respect to sales of the Globex Shares by US Gold to third-party non-affiliates, for a period of two (2) years from the date hereof as provided herein (First Right of Refusal).

i. US Gold will give Globex written notice of US Golds intention to sell (or deliver in satisfaction of debt) any of the Globex Shares beneficially owned directly or indirectly by US Gold to any person, except for an Affiliate, as hereinafter defined, such written notice to provide in reasonable detail, the terms, conditions and timing of such intended sale (or delivery) provided that a written notice from US Gold to the effect that a prescribed number of shares will be sold at the prevailing market price shall constitute a valid Sales Notice (Sales Notice). An Affiliate of US Gold is defined as any entity in which US Gold directly or indirectly owns a greater than 50 percent interest.

ii.  Globex will have 5 business days from receipt of the Sales
Notice to give US Gold written notice of Globexs irrevocable election to exercise its rights to purchase the sharers covered by the Sales Notice under terms and conditions no less favorable to US Gold than those included in the Sales Notice.

iii. If Globex has not given notice to US Gold of its irrevocable intent to exercise its rights as provided in (ii) and within the required time frame specified above, Globex shall relinquish any First Right of Refusual related specifically to those shares included int he Sales Notice, unless such sale(s) are not consummated by US Gold within 30 days of the date of the Sales Notice.

iv. Any election by Globex not to exercise its First Right of Refusual as related to any Sales Notice shall not change or diminish Globexs right under this agreement as related to subsequent Sales Notice.

v. US Gold may sell or transfer any of the Globex Shares which it beneficially owns directly or indirectly to an Affiliate provided that such Affiliate agrees in writing to be bound by the terms of this agreement.

3. Remedies. The parties hereto agree that if for any reason Globex or US Gold shall have failed to perform its obligations under this agreement, then any party hereto seeking to enforce this agreement against such non-performing party shall be entitled to seek specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligation under this Agreement.

4. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided here) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

If to Globex:             146-14th Street
                          Rouyn-Noranda, Quebec, Canada
                          Attn: Jack Stoch, Chief Executive Officer
with copies to:
                          Davis, Graham & Stubbs LLP
                          370 17th Street, Suite 4700
                          Denver, Colorado 80202
                          Attn. Paul Hilton, Esq.

If to US Gold:            U.S. Gold Corporation
                          55 Madison, Suite 700
                          Denver, Colorado 80206
                          Attn. William W. Reid

5. Governing Law. This agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws thereof.

6. Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

7. Severability. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

8. Third Party Beneficiaries. Nothing in this agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

If the Foregoing is acceptable to you, please sign the space provided below.

Globex Mining Enterprises Inc.
By: Joel D. Schneyer
Joel D. Schneyer, Director

U.S. Gold Corporation
By:  William W. Reid
William W. Reid, President


Exhibit 23.1 Consent of BDO Siedman, LLP, to the incorporation by reference of their report dated February 27, 1998 in the Companys
Form S-8.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on Form S-8, File No. 33-47460 of our report dated February 16, 1998, on our audit of the consolidated financial statements of U.S. Gold Corporation as of December 31, 1997 and for the two years then ended, which report in included in the Annual Report on Form 10-KSB

BDO Siedman, LLP
Certified Public Accountants
February 27, 1998
Denver, Colorado